Exhibit 10.29

Re:Post-Termination Benefits

Dear __________,

In recognition of your service to El Pollo Loco, Inc. or one of its affiliates ("we," "us," or the "Company"), we are entering into this letter agreement (the "Letter Agreement") with you to document certain post-termination benefits to which you will be entitled upon certain terminations of employment, as set forth below.

1.Double Trigger Equity Acceleration. If your employment with the Company is terminated by the Company without Cause (other than by reason of death or Disability) or by you for Good Reason within twelve (12) months following a Change in Control (each capitalized term, as defined below), subject to (a) your execution of a general release of claims in substantially the form attached hereto as Exhibit A (with any such changes so that the release is enforceable to the fullest extent permissible under then applicable law, the "Release"), (b) the expiration of the applicable revocation period with respect to such Release, and (c) your continued compliance with any restrictive covenants with the Company to which you are bound, all of your outstanding equity awards shall be deemed to have vested in full as of the date of your termination of employment with the Company (the "Termination Date").

2.	Definitions.

(a)For purposes of this Letter Agreement, "Cause" shall have the meaning assigned to such term in your employment agreement entered into with the Company, or if no such agreement exists or if such agreement does not define such term, "Cause" shall mean (a) any action by you that constitutes an act of (1) fraud; (2) embezzlement; (3) willful insubordination; (4) willful misconduct; or (5) material dishonesty and which causes material harm to the Company; (b) your inability, failure, or refusal to perform any duty, responsibility, or obligation of your position, which (to the extent such inability, failure, or refusal to perform is curable in the judgment of the Company) you do not cure within five (5) days after receiving written notice from the Company of such inability, failure, or refusal; (c) your commission of, indictment for, or entering of a plea of guilty or no contest to, a felony crime; (d) your substance abuse or alcohol abuse which renders you unfit to perform your duties; or any breach of any restrictive covenants with the Company to which you are bound; (e) any violation of the Company's Policy Against Discrimination, Harassment and Retaliation; or (t) any violation of the Company's Insider Trading Policy. Any voluntary termination of employment by you in anticipation of an involuntary termination of your employment by the Company for Cause shall be deemed to be a termination for Cause. Your termination of employment shall not be effective as "for Cause" unless and until there has been written notice to you of such "for Cause" event, and you are given an opportunity to be heard before the Board of Directors of the Company (the "Board") within 5 days of delivery of such notice.

(b)For purposes of this Letter Agreement, "Change in Control" shall mean (i) the beneficial ownership (as defined in Rule l 3d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) of securities representing more than 50% of the combined voting power of the Company is acquired by any "person" as defined in sections 13(d) and 14(d) of the Exchange Act (other than the Company, any subsidiary of the Company, or any trustee or other fiduciary holding securities under an employee benefit plan of the Company), (ii) the merger or consolidation of the Company with or into another entity where the shareholders of the Company, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, shares representing in the aggregate 50% or more of the combined voting power of the securities of the entity issuing cash or securities in the consolidation or merger (or of its ultimate parent, if any) in substantially the same proportion as their ownership of the Company immediately prior to such merger or consolidation, (iii) the sale or other disposition of all or substantially all of the Company's assets to an entity, other than a sale or disposition by the Company of all or substantially all of the Company's assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned directly or indirectly by shareholders of the Company, immediately prior to the sale or disposition, in substantially the same proportion as their ownership of the Company immediately prior to such sale or disposition, or (iv) any transaction or event in which the Common Shares of the Company (or replacement equity interest in any surviving entity, acquirer successor, or transferee, as applicable (or the parent entity thereof) are no longer listed on a national securities exchange.

(c)For purposes of this Letter Agreement, "Good Reason" shall have the meaning assigned to such tenn in your employment agreement entered into with the Company, or if no such agreement exists or if such agreement does not define such term, "Good Reason" shall mean (i) your relocation, without your consent and other than for a temporary work assignment, by the Company outside Orange County, California; (ii) a material diminution of your authority, duties, title or responsibilities; (iii) a reduction of your base salary (as increased from time to time); or (iv) the material failure of the Company to offer or cause to be offered to you participation in the Company's employee benefit plans as in effect from time to time on the same basis as those benefits are generally made available to other similarly situated employees of the Company; provided that none of the events described in clauses (i) through (iv) of this Section l(c) shall constitute Good Reason unless you have notified the Company in writing describing the event which constitutes Good Reason within thirty (30) days of the initial occurrence of such event and then only if the Company has failed to cure such event within thirty (30) days after the Company's receipt of such written notice.

(d)For purposes of this Letter Agreement, "Disability" shall mean if you (A) are unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (B) are, by reason of any medically detenninable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan, or disability plan, covering employees of the Company or an affiliate of the Company.

3.Section 409A. It is intended that the post-termination benefits provided in this Letter Agreement either be exempt from or comply with Section 409A of the Code (including the Treasury regulations and other published guidance relating thereto) ("Code Section 409A") so as not to subject you to payment of any additional tax, penalty or interest imposed under Code Section 409A. The provisions of this Letter Agreement shall be construed and interpreted to avoid the imputation of any such additional tax, penalty or interest under Code Section 409A yet preserve (to the nearest extent reasonably possible) the intended benefit payable to you.

4.Withholding Taxes. The Company may withhold (or cause there to be withheld) from amounts payable hereunder such federal, state, local or other employment, income, or other taxes as may be required to be withheld pursuant to any applicable law or regulation.

Please sign where indicated below to acknowledge and agree to the terms of this Letter Agreement. Any signature delivered by DocuSign shall be deemed for all purposes as being a good and valid signature.

Sincerely,

El Pollo Loco, Inc.

Accepted and Agreed:

By:

Chief Executive Officer

Exhibit A

Form of Release Agreement

1.Release by the Executive. [] (the "Executive"), on his or her own behalf and on behalf of his or her descendants, dependents, heirs, executors, administrators, assigns and successors, and each of them, hereby acknowledges full and complete satisfaction of and releases and discharges and covenants not to sue El Pollo Loco, Inc. (the "Company"), its divisions, subsidiaries, parents, or affiliated corporations, past and present, and each of them, as well as its and their assignees, successors, directors, officers, stockholders, partners, representatives, attorneys, agents or employees, past or present, or any of them (individually and collectively, "Releasees"), from and with respect to any and all claims, agreements, obligations, demands and causes of action, known or unknown, suspected or unsuspected, arising out of or in any way connected with the Executive's employment or any other relationship with or interest in the Company or the termination thereof, including without limiting the generality of the foregoing, any claim for severance pay, profit sharing, bonus or similar benefit, equity-based compensation, pension, retirement, life insurance, health or medical insurance or any other fringe benefit, or disability, or any other claims, agreements, obligations, demands and causes of action, known or unknown, suspected or unsuspected resulting from any act or omission by or on the part of Releasees committed or omitted prior to the date of this Release Agreement (this "Agreement") set forth below, including, without limiting the generality of the foregoing, any claim under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Family and Medical Leave Act, or any other federal, state or local law, regulation or ordinance (collectively, the "Claims"); provided, however, that the foregoing release does not apply to any obligation of the Company to the Executive pursuant to any of the following: (1) the Letter Agreement dated as of[•], 2025 or any other agreement entered into by and between the Company and Executive providing for post-termination benefits; (2) any equity-based awards previously granted by the Company to the Executive, to the extent that such awards continue after the termination of the Executive's employment with the Company in accordance with the applicable terms of such awards; (3) any right to indemnification that the Executive may have pursuant to the Company's bylaws, its corporate charter or under any written indemnification agreement with the Company (or any corresponding provision of any subsidiary or affiliate of the Company) with respect to any loss, damages or expenses (including but not limited to attorneys' fees to the extent otherwise provided) that the Executive may in the future incur with respect to his or her service as an employee, officer or director of the Company or any of its subsidiaries or affiliates; (4) with respect to any rights that the Executive may have to insurance coverage for such losses, damages or expenses under any Company (or subsidiary or affiliate) directors and officers liability insurance policy; (5) any rights to continued medical and dental coverage that the Executive may have under COBRA; (6) any rights to payment of benefits that the Executive may have under a retirement plan sponsored or maintained by the Company that is intended to qualify under Section 401(a) of the Internal Revenue Code of 1986, as amended; or (7) any rights to accrued benefits under the Company's employee benefits plans. In addition, this release does not cover any Claim that cannot be so released as a matter of applicable law. For clarity, and as required by law, such waiver does not prevent Executive from filing a whistleblower claim or accepting a whistleblower award from the Securities and Exchange Commission pursuant to Section 21F of the Securities Exchange Act of 1934, as amended. The Executive acknowledges and agrees that he or she has received any and all leave and other benefits that he or she has been and is entitled to pursuant to the Family and Medical Leave Act of 1993.

2.Acknowledgement of Payment of Wages. Except for accrued vacation (which the parties agree totals approximately LJ days of pay) and salary for the current pay period, the Executive acknowledges that he or she has received all amounts owed for his or her regular and usual salary, and usual benefits through the date of this Agreement.

3.Waiver of Civil Code Section 1542. This Agreement is intended to be effective as a general release of and bar to each and every Claim hereinabove specified. Accordingly, the Executive hereby expressly waives any rights and benefits conferred by Section 1542 of the California Civil Code and any similar provision of any other applicable state law as to the Claims. Section 1542 of the California Civil Code provides:

"A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY."

The Executive acknowledges that he or she later may discover claims, demands, causes of action or facts in addition to or different from those which the Executive now knows or believes to exist with respect to the subject matter of this

Agreement and which, if known or suspected at the time of executing this Agreement, may have materially affected its terms. Nevertheless, the Executive hereby waives, as to the Claims, any claims, demands, and causes of action that might arise as a result of such different or additional claims, demands, causes of action or facts.

4.ADEA Waiver. The Executive expressly acknowledges and agrees that by entering into this Agreement, he or she is waiving any and all rights or claims that he or she may have arising under the Age Discrimination in Employment Act of 1967, as amended ("ADEA''), which have arisen on or before the date of execution of this Agreement. The Executive further expressly acknowledges and agrees that:

(a)He or she is hereby advised in writing by this Agreement to consult with an attorney before signing this Agreement;

(b)	He or she was given a copy of this Agreement on, . and informed that he or she had twenty-one

(21) days within which to consider this Agreement and that if he or she wished to execute this Agreement prior to expiration of such 21-day period, he or she should execute the Acknowledgement and Waiver attached hereto as Exhibit A-1;

(c)Nothing in this Agreement prevents or precludes the Executive from challenging or seeking a detennination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs from doing so, unless specifically authorized by federal law; and

(d)He or she was informed that he or she has seven (7) days following the date of execution of this Agreement in which to revoke this Agreement, and this Agreement will become null and void if the Executive elects revocation during that time. Any revocation must be in writing, addressed to the Company's Chief Executive Officer, and must be received by the Company during the seven-day revocation period. In the event that the Executive exercises his or her right of revocation, neither the Company nor the Executive will have any obligations under this Agreement.

5.No Transferred Claims. The Executive represents and warrants to the Company that he or she has not heretofore assigned or transferred to any person not a party to this Agreement any released matter or any part or portion thereof.

6.	Miscellaneous. The following provisions shall apply for purposes of this Agreement:

(a)Number and Gender. Where the context requires, the singular shall include the plural, the plural shall include the singular, and any gender shall include all other genders.

(b)Section Headings. The section headings of, and titles of paragraphs and subparagraphs contained in, this Agreement are for the purpose of convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation thereof.

(c)Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without giving effect to any choice of law or conflicting provision or rule (whether of the State of California or any other jurisdiction) that would cause the laws of any jurisdiction other than the State of California to be applied. In fmtherance of the foregoing, the internal law of the State of California will control the interpretation and construction of this agreement, even if under such jurisdiction's choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply.

(d)Severability. It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable under any present or future law, and if the rights and obligations of any party under this Agreement will not be materially and adversely affected thereby, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction, and to this end the provisions of this Agreement are declared to be severable; furthermore, in lieu of such invalid or unenforceable provision there will be added automatically as a part of this Agreement, a legal, valid and enforceable provision as similar in terms to such invalid or unenforceable provision as may be possible. Notwithstanding the foregoing, if such provision could be more narrowly drawn (as to geographic scope, period of duration or otherwise) so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

(e)Modifications. This Agreement may not be amended, modified or changed (in whole or in part), except by a formal, definitive written agreement expressly referring to this Agreement, which agreement is executed by both of the parties hereto.

(f)Waiver. Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

(g)Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original as against any party whose signature appears thereon, and all of which together shall constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories. Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.

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The undersigned have read and understand the consequences of this Agreement and voluntarily sign it. The undersigned declare under penalty of perjury under the laws of the State of California that the foregoing is true and correct.

EXECUTED this  day of  20_, at  County,  _

"EXECUTIVE"

EXECUTED this  day of  20 , at  County,

"COMPANY"

EL POLLO LOCO, INC.

By:

[Name] [Title]

Exhibit A-1

ACKNOWLEDGMENT AND WAIVER

I, Maria Hollandsworth, hereby acknowledge that I was given 21 days to consider the foregoing Agreement and voluntarily chose to sign the Agreement prior to the expiration of the 21-day period.

I declare under penalty of perjury under the laws of the State of California that the foregoing is true and correct.

EXECUTED this_ day of  ,at  County,  _